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                                                                    Exhibit 8.3


         bmj/jle                                                26 January 1999


         AerCo Limited
         22 Grenville Street
         St Helier
         Jersey, JE4 8PX
         Channel Islands ("AERCO")

         Bankers Trust Company
         4 Albany Street
         New York, NY 10006
         U.S.A. (not in its individual capacity but solely in its capacity as Trustee under the Indenture defined below) (the "TRUSTEE")



$800,000,000 NOTES EXCHANGE OFFER

Dear Sirs

We have been asked to provide this opinion to you in connection with certain tax matters set out in the prospectus that is part of the Registration Statement (as defined below).

1.1.         DOCUMENTS EXAMINED

             For the purposes of this opinion, we have examined:--

             (i) the Registration Statement in Form F-4 (file No. 333-66973) first filed by AerCo with the Securities and Exchange Commission on 9 November 1998 (the "REGISTRATION STATEMENT") in respect of registration by AerCo of the Notes.





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             (ii)    Indenture dated 15 July 1998 between (1) AerCo as issuer
                     and (2) Bankers Trust Company as initial trustee (the "INDENTURE").

             (iii) Global Notes, to be issued in accordance with and in the same form as in the Indenture and to be registered with the Securities and Exchange Commission, as follows:--

                     (a)      Subclass A-1 Floating Rate Note;

                     (b)      Subclass A-2 Floating Rate Note;

                     (c)      Subclass B-1 Floating Rate Note; and

                     (d)      Subclass C-1 Floating Rate Note

                     (together the "NOTES");

             (iv) Deposit Agreement dated 15 July 1998 expressed to be made between AerCo, Bankers Trust Company and the beneficial owners from time to time of CDIs as therein defined.

1.2          INTERPRETATION

             In this opinion:--

             "Documents" means the Indenture and the Notes;

             "Original Notes Issue" means an issue of notes in July 1998 pursuant to the Indenture.

             "Shannon Certificate" means a certificate under section 445 of the Taxes Consolidation Act 1997 issued in respect of AerCo.

             Headings are for ease of reference only.

1.3          SCOPE OF OPINION

             This opinion letter is limited to the matters stated herein and does not extend, and is not to be read as extending by implication, to any other matters whatsoever.





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             We have made no investigation of, and express no opinion on, the laws, or the effect on the Documents and the transactions contemplated thereby of the laws, of any country or jurisdiction other than Ireland, and this opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). As to certain matters we have relied on Revenue practice as we understand it to be at the date of this opinion and on confirmations obtained from the Revenue in connection with the Original Notes Issue (the "Original Revenue Confirmations"); as to this we refer you further to paragraphs 2(h) and 5(ii) below.

             It should be understood that we have not acted as tax advisers to AerCo, AerFi or any other party in connection with the transactions constituted by the Documents and/or contemplated by the Registration Statement. We have not been responsible for investigating or confirming the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements or opinion contained in the Registration Statement, other than our opinion as stated in various sub-paragraphs under the heading "Tax Considerations -- Irish Tax Considerations", or any of the other Documents, or ensuring that no relevant facts or statements have been omitted therefrom. We have not for the purpose of this opinion made any other enquiries, carried out any searches or examined any contract, instrument or document or corporate records, including any Shannon Certificate or other documents relating to the Shannon certification of AerCo, other than the Documents.

1.4 This opinion letter is to be construed in accordance with the laws of Ireland as at the date hereof. The opinions expressed herein are given on the basis of the foregoing and the assumptions set out in paragraph 2.

2.           ASSUMPTIONS

             In considering the Registration Statement and in rendering this opinion, we have, without further enquiry, assumed:--

             (a) that the Notes will at all relevant times be listed on a stock exchange which is a recognised stock exchange for the purposes of section 64 of the Taxes Consolidation Act 1997 (the Luxembourg Stock Exchange is so recognised);

             (b) that as a matter of the laws of New York, being the governing law of the Notes and of the Indenture and the location where the Notes are held, the Notes will at all relevant times be in bearer form, be transferable to any person by physical delivery, and, as far as the Documents (other than the Deposit Agreement) are concerned,


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                     be freely negotiable;

             (c) that no Paying Agent or any other person or persons through whom interest on the Notes and the Book-Entry Interests is paid will at any relevant time be in Ireland;

             (d) the due performance of the Documents by all parties thereto;

             (e) that there are no agreements or arrangements in existence and contemplated between the parties (or any of them) to the Documents which have not been disclosed to us and which in any way amend, add to or vary the terms or conditions of the Documents;

             (f) that the warranties and representations set out in the Documents, other than warranties as to Irish law (except solvency law and tax law which is not set out below), are true and accurate;

             (g) as regards the opinion at paragraph 3(g), that the Notes will be issued outside Ireland and that payments on the Notes will not be made from a bank account held in Ireland;

             (h) that the Revenue Commissioners will adopt the same approach to the tax treatment of the Notes as is set out in the Original Revenue Confirmations.

3.           OPINION

             Having regard to the foregoing, and on the basis of the assumptions set out in paragraph 2 above and subject to the reservations expressed at paragraph 5 below, we are of the opinion that:

             (a) there will be no withholding or deduction on account of Irish taxes with respect to principal and interest paid by AerCo on the Notes, or further onwards payments of the principal and interest on the Book-Entry Interests;

             (b) The issue of Definitive Notes may cause interest payments thereon to be subject to Irish withholding tax at the standard income tax rate (currently 24%).

                     Ireland has tax treaties with a number of jurisdictions which, under certain circumstances, reduce the rate of Irish withholding tax on payments of interest to persons resident in such jurisdictions. A holder of a Definitive Note who is entitled

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                     to the benefit of Article 11 of the income tax treaty
                     between the United States and Ireland (the "Treaty") (such a holder a "US Holder") will normally be eligible to recover in full any Irish tax withheld from payments of interest to which such US Holder is beneficially entitled by making a claim under the Treaty on the appropriate form.

                     Alternatively, a claim may be made by a U.S. Holder in advance of a payment of interest. If the claim is accepted by the Irish Revenue, it will normally authorize subsequent payments to that U.S. Holder to be made without withholding for Irish tax.

             (c) Noteholders who are not ordinarily resident in Ireland will not be subject to Irish income tax in respect of interest paid by AerCo on the Notes so long as the interest payments are made by AerCo in the course of carrying on relevant trading operations under its Shannon certificate ("Shannon Certified Operations"). After December 2005 or on the earlier termination of AerCo Shannon Certified Operations, the exemption from Irish tax described above enjoyed by Noteholders who are not ordinarily resident in Ireland will terminate, absent a change in law in the intervening period.

                     Interest payments made by AerCo have an Irish source and whether or not paid gross are, under existing Irish tax law, chargeable to Irish income tax by self-assessment subject to the provisions of any applicable double tax treaty. However, as a matter of practice, the Irish tax authorities do not pursue collection of any such liability to Irish tax in respect of persons who are regarded as not being resident in Ireland except where such persons:

                     (i) receive payments of interest in the name of a person (including a trustee) or in the name of an agent or branch in Ireland having the management and control of the interest; or

                     (ii) seek to claim relief and/or repayment of tax deducted at source in respect of taxed income from Irish sources; or

                     (iii) are chargeable to Irish corporation tax on the income of an Irish branch or agency or to income tax on the profits of a trade carried on in Ireland to which the interest is attributable.

                     The termination of the legislative provisions dealing with Shannon Certified

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                 Operations on 31 December 2005 will not affect the position set out at (a) above as regards Irish withholding tax applicable to interest payments on the Notes.

         (d) Capital gains tax is chargeable at the rate of 20% of taxable capital gains with allowance being made for inflation adjusted acquisition costs and enhancement expenditure. The Notes are chargeable assets for Irish capital gains tax purposes. However, non-resident holders would only be liable for capital gains tax on the disposal of the Notes where the Notes are unquoted and derive their value or the greater part of their value from land and buildings or mineral rights situated in Ireland.

         (e) Irish capital acquisitions tax ("CAT") on individuals applies to gifts and inheritances (i) where the person making the gift or inheritance is domiciled in Ireland at the date of the gift or inheritance or (ii) to the extent that the property of which the gift or inheritance consists is situated in Ireland at the date of the gift or inheritance.
                 The person by whom CAT is primarily payable is the person who receives the gift or inheritance. Persons who are secondarily liable include the donor, his personal representative and an agent, trustee or other person in whose care the property constituting the gift or inheritance or the income therefrom is placed. All taxable gifts and inheritances received by an individual since June 2, 1982 [1 December 1988] are aggregated and only the excess over a certain tax-free threshold is taxed. The tax-free threshold is dependent on the relationship between the donor and donee and the aggregation of all previous gifts and inheritances. The tax-free threshold amounts currently in force are (a) IR(pound)12,860 in the case of persons who are not related to one another, (b) IR(pound)25,720 in the case of gifts and inheritances received from a brother, sister or from a brother or sister of a parent or from a grandparent, and (c) IR(pound)192,900 in the case of gifts and inheritances received from a parent. Gifts and inheritances passing between spouses are exempt from CAT. CAT is charged at progressive rates ranging in the case of gifts from 15% to 30% and in the case of inheritances from 20% to 40%. The Notes may be property situate in Ireland for CAT purposes. There is no gift and inheritance tax convention between the United States and Ireland. Although an estate tax convention between the two countries was ratified in 1951, estate duty was abolished in Ireland in 1975, and it is not clear whether the estate tax convention is applicable to Irish gift and inheritance taxes that replaced the former estate duty.


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         (f)     A 2% Irish probate tax would be payable on the value of any
                 Notes passing under the will or intestacy of a deceased individual. No probate tax is payable on inheritances from spouses. Since probate tax was only introduced in 1993, it is not clear whether credit relief would be available under the estate tax convention discussed above.

         (g) no stamp duty, stamp duty reserve tax or issue, documentary, registration or other similar tax imposed by any government department or other taxing authority of or in Ireland will be payable on the creation, initial issue or delivery of the Notes. However, since the Notes will be secured on, inter alia, shares in Irish companies, stamp duty of IR(pound)500 will be payable on the document creating the primary security therefor, with any collateral security documents subject to duty at a nominal rate of IR(pound)10. As to these duties, we refer you to our opinion of even date herewith regarding certain bankruptcy and other issues.

         (h) Any transfer of the Notes which is effected by the delivery of such Notes will not be chargeable to Irish stamp duty by reason of the Notes being bearer securities. Any transfer of Notes which is effected by an instrument in writing will be exempt from Irish stamp duty under Section 106 of the Finance Act, 1993 unless the Notes in question had been issued for a price which was less than 90% of their nominal value. If that exemption is not applicable, and in the absence of any other applicable exemption, such instrument in writing would be chargeable to Irish stamp duty if either the instrument was executed in Ireland or, wherever executed, related to any property situated in Ireland (which would include Notes physically located in Ireland) or any matter or thing done or to be done in Ireland. Any Irish stamp duty chargeable on such an instrument would normally be at the rate of 1% of the amount of the consideration for the transfer or, if greater, the market value of the transferred Notes, although lower duty would apply to transfers by way of security and certain other limited classes of transfer. Transfer of book-entry interests in the Notes which are not effected by written instrument will not be chargeable with Irish stamp duty.

4        REGISTRATION STATEMENT -- CERTAIN STATEMENTS

         The statements of our opinion and of Irish law under the subheadings "Irish Income and Withholding Tax on Payments on the Notes", "Taxation of Capital Gains", "Irish Capital Acquisitions Tax", "Probate Tax", and "Irish Stamp Duty" in the section of the Offering Memorandum headed "Tax Considerations -- Irish Tax Considerations" are accurate in all material respects, subject to the statements made in the introductory


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         paragraph of the general heading "Tax Considerations -- Irish Tax
         Considerations".




5.       RESERVATIONS

(i) We draw to your attention that the Original Revenue Confirmations were obtained 8 months prior to the date of this opinion and in connection with the Original Notes Issue rather than the present issue. Although we are not aware of any intervening change of policy on the part of the Revenue Commissioners, it should be noted that policy of the Revenue Commissioners may change over time and we cannot confirm that it has not changed since the date of the Original Revenue Confirmations or that it will not change in the future.

(ii) Under section 1002 of the Taxes Consolidation Act, 1997, any debt owed to a party may be attached by the Irish Revenue Commissioners in order to discharge any liabilities of that party in respect of outstanding tax whether the liabilities are due on its own account or as an agent or trustee.

6.       GENERAL

         This opinion speaks of its date and is addressed to, and is solely for the benefit of, the addressees and their legal advisers. It may not be relied upon by, or disclosed to, any other person, without our prior written consent.

7.       CONSENT

         We hereby consent to the use of our name under the captions "Risk Factors -- Income Tax Risks", "Tax Considerations -- Irish Tax Considerations", and "The Refinancing of ALPS 94-1 and Acquisition of the Transferring Companies -- Bankruptcy Considerations" in the prospectus, that is part of the Registration Statement in the form attached to this opinion. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

Yours faithfully

/s/ David Glynn

McCann FitzGerald